Company Contact:	Public Relations Contact:
Michele Hart-Henry	Lindsay Rubin
I-trax, Inc.	Edelman
(610) 459-2405 x109	(212) 704-8227
meharthenry@i-trax.com	Lindsay.Rubin@edelman.com

FOR IMMEDIATE RELEASE

I-TRAX ANNOUNCES 2007 RESULTS
Fourth Quarter Revenue Increases 19.2%; Record Full Year Revenue of $143.2 million

CHADDS FORD, PA, February 28, 2008 -- I-trax, Inc. (Amex: DMX), the leading provider of integrated health and productivity management, today reported financial results for the fourth quarter and year ended December 31, 2007.

Highlights

For the quarter ended December 31, 2007, I-trax reported record net revenue of $40.0 million and net income of $0.3 million.  Net income applicable to common stockholders was $0.2 million, or $0.00 per diluted share.  As of December 31, 2007, I-trax was providing services at 243 sites, a net increase of nine sites during the fourth quarter and 31 for the year.

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for the quarter ended December 31, 2007 were $1.7 million compared to adjusted EBITDA of $1.1 million in the prior year period.  EBITDA for the quarter ended December 31, 2006 was adjusted $1.3 million for proceeds from discontinued operations.

On December 14, 2007, I-trax completed its acquisition of ProFitness Health Solutions, LLC, a provider of employer-sponsored wellness, fitness and occupational health services in 22 states for over 50 clients.  The Company was advised on this acquisition by its mergers and acquisitions advisors, Bryant Park Capital, LLC. The purchase price for the acquisition was $8.3 million, subject to certain adjustments.  To fund the acquisition, I-trax entered into a Ninth Amendment to its Credit Agreement with Bank of America, N.A., which increased the facility to $25.0 million.  Operating results of ProFitness will be combined with the results of I-trax commencing January 1, 2008.  Consequently, the accompanying statements of operations for the quarter and year ended December 31, 2007 do not include any results of operations from ProFitness.

Commenting on these results, Frank A. Martin, chairman, said, “We are extremely pleased with our fourth quarter and full year results from 2007.  Not only did we achieve organic growth in revenues of approximately 15% year-over-year, we realized anticipated leverage on our investments – as adjusted EBITDA grew at almost twice our revenue growth rate – 28%.  We believe with our acquisition of ProFitness we are poised to continue and accelerate our growth in 2008.  With the addition of ProFitness’s expertise in workplace wellness and fitness services, we offer a unique and robust slate of services to help our customers meet their employees’ healthcare needs.  The fourth quarter of 2007 is our fifth consecutive quarter of increasing revenue growth rate.  Our fourth quarter net revenue of $40.0 million represents a new record and our full year revenue of $143.2 million is in line with guidance given last year.  Sales opportunities continue to grow in number as well as dollar value, and we are excited about the cross-sell possibilities created by the acquisition of ProFitness.  With our service offerings leveraged by the distinctive trusted on-site clinician relationship, we believe we will continue to help our clients provide exceptional workplace-based healthcare.

“Our fourth quarter operating profit of $0.6 million grew by almost 66% compared to the operating profit for the fourth quarter of the prior year.  Our gross margin for the fourth quarter was 24.5% and for the full year was 24.3%.

“We continued our strategy of investing in the business of the future during the fourth quarter by spending $1.0 million of general and administrative expenses for research and development and sales and marketing.  Including this investment, we held general and administrative expenses flat with the year-ago quarter, demonstrating scalability as we continue to grow the business.”

Net Revenue
Net revenue for the quarter was $40.0 million, an increase of $6.4 million over the year-ago quarter.  This increase represents a top line growth over the year-ago quarter of 19.2%.  Pass-through pharmaceutical purchases for the fourth quarter were $39.4 million.  Net revenue growth was primarily attributable to the addition of 31 net new facilities subsequent to the fourth quarter of 2006.  Same site revenue also increased during the quarter ended December 31, 2007 as compared to last year’s fourth quarter.

Expenses
For the fourth quarter of 2007, operating expenses were $30.2 million, or 75.5% of net revenue, compared to $24.4 million, or 72.8% of net revenue, for the fourth quarter of 2006.  Fourth quarter results in 2006 were aided by approximately $0.7 million of insurance reimbursements which reduced operating costs.  Excluding these expense reductions, margins remained strong and consistent with 2006 results.

General and administrative expenses were reduced to 20.2% of net revenue for the fourth quarter of 2007 from 24.0% of net revenue for the prior year quarter.  General and administrative expenses for the fourth quarter of 2007 were $8.1 million compared to year-ago quarter expenses of $8.0 million.  Non-cash stock compensation expense was approximately $0.5 million for the fourth quarter of 2007 compared to $0.3 million for the year-ago period.  General and administrative expenses excluding non-cash stock compensation, research and development, and sales and marketing were 16.6% of net revenue compared to 19.7% of net revenue in the same period last year.  I-trax considers non-cash stock compensation, research and development, and sales and marketing activities as discretionary investments in the future of our business and monitors these items closely.  Such investments were $1.4 million for the quarters ended December 31, 2007 and 2006.

Net Income and EBITDA

Net income for the fourth quarter of 2007 was $0.3 million compared to $1.4 million for the year-ago period, which included $1.3 million from discontinued operations.  Net income and EBITDA amounts including non-cash stock compensation for the fourth quarter of 2007 and 2006 are as follows ($ in thousands):

	December 31, 2007	December 31, 2006
Net income	$324	$1,350
Interest	141	132
Taxes	91	97
Depreciation and amortization	1,167	804
EBITDA	$1,723	$2,383

Excluding income from discontinued operations of $1.3 million, EBITDA in the fourth quarter increased $0.6 million over 2006 results.

Balance Sheet and Cash Flow

The December 31, 2007 balance sheet includes the effects of the acquisition of ProFitness. The aggregate purchase price of $8.3 million was preliminarily allocated as follows (in thousands):

	Amount	Estimated Useful Life
Fair value of tangible assets acquired (includes cash of $574)	$2,493	N/A
Liabilities assumed	(1,700)	N/A
Goodwill	4,543	N/A
Customer list	2,990	20 years
Other intangibles	10	1 year
	$8,336

Cash and cash equivalents increased during 2007 by $3.5 million.  Cash provided by operating activities and financing activities was $1.4 million and $10.5 million, respectively, through December 31, 2007.  Financing activities were primarily related to $10.1 million of additional borrowings under our senior credit facility, which provided the cash funding for the acquisition of ProFitness as well as $2.4 million of capital expenditures related mainly to software, technology licenses, and enhancements of systems to improve operational efficiency.

At December 31, 2007, I-trax had cash of $10.1 million and bank debt of $19.1 million, of which $3.9 million is classified as a current liability with the remainder classified as a long-term liability.  At December 31, 2006, I-trax had cash of $6.6 million and bank debt of $9.1 million.  The Company’s current ratio has strengthened to 1.31 at the end of 2007 from 1.12 at December 31, 2006.

Conference Call

I-trax will host a conference call at 4:30 p.m. EST today.  During the call, Frank A. Martin, chairman, R. Dixon Thayer, chief executive officer, Dr. Raymond J. Fabius, president and chief medical officer, and Bradley S. Wear, chief financial officer, will discuss the Company’s financial and operating results.  The telephone number for the conference call is (888) 637-2414.  Investors may also listen to the conference call on the I-trax website, www.i-trax.com, by selecting the conference link on the Investor Information page.

Investors may access an encore recording of the conference call for one week by calling (888) 880-7231; the pin number is 022108# / 20080208174794#.  The encore recording will be available approximately two hours after the conference call concludes.  Investors may also access a recording of this call on the Company’s website, www.i-trax.com, where a replay of the webcast will be available for 90 days after the call.

Non-GAAP Financial Measures

The Company makes use of EBITDA which is not a recognized term under generally accepted accounting principles, or “GAAP,” and should not be considered as an alternative to net income or net cash used in operating activities, which are GAAP measures.  The Company believes EBITDA is a useful performance indicator for measuring the growth of the Company’s core operations.  The Company reconciles EBITDA to net income below.  The Company also makes use of adjusted EBITDA which excludes results of discontinued operations.

About I-trax

I-trax is a leading provider of integrated workplace health and productivity management solutions. Serving more than 160 clients at nearly 300 locations in the United States, I-trax offers on-site health, fitness and wellness centers through its CHD Meridian Healthcare, LLC and ProFitness Health Solutions, LLC subsidiaries that deliver primary care, acute care corporate health, occupational health and pharmacy care management services, as well as fitness and wellness programming and integrated disease management programs. CHD Meridian is focused on making the workplace safe, helping companies achieve employer of choice status, and reducing costs while improving the quality of care received and the productivity of the workforce. Managing employer-sponsored health centers for over 40 years, some of CHD Meridian Healthcare's clients include: BMW, Coushatta Casino Resort, Deutsche Bank, Eastman Chemical, Fieldale Farms, Horizon Blue Cross Blue Shield of New Jersey, Lowe’s, Toyota and Unum. For more information, visit www.chdmeridian.com.

Safe Harbor Statement:  This press release contains forward-looking statements that are based on current expectations and assumptions, which involve a number of risks and uncertainties.  Investors are cautioned that these statements may be affected by certain important factors, and consequently, actual operations and results may differ, possibly materially, from those expressed in such statements.  The important factors include, but are not limited to: demand for the Company’s products and services and the Company’s ability to execute new service contracts; uncertainty of future profitability; general economic conditions; the risk associated with a significant concentration of revenue with a limited number of customers; and the Company’s ability to renew and maintain contracts with existing customers under existing terms.  I-trax undertakes no obligation to update or revise any forward-looking statement.  These and other risks pertaining to I-trax are described in greater detail in I-trax's filings with the Securities and Exchange Commission.

Attached: Balance sheet, statement of operations and reconciliation of a non-GAAP financial measure.

I-TRAX, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(in thousands, except share data)

	Three Months Ended December 31		Year To Date December 31
	2007	2006	2007	2006

Net revenue	$39,958	$33,527	$143,193	$124,589

Costs and expenses:
Operating expenses	30,168	24,397	108,449	93,247
General and administrative expenses	8,067	8,046	29,860	26,401
Lease termination expense	-	-	780	-
Depreciation and amortization	1,163	746	4,166	3,259
Total costs and expenses	39,398	33,189	143,255	122,907

Operating profit (loss)	560	338	(62)	1,682

Interest	141	132	565	474
Amortization of financing costs	4	58	77	230
Other	-	-	(1,421)	-
Income before provision for income taxes	415	148	717	978

Provision for income taxes	91	97	519	511

Income from continuing operations	324	51	198	467

Income from discontinued operations	-	1,299	-	1,299

Net income	324	1,350	198	1,766

Less preferred stock dividend	110	282	577	1,184

Net income (loss) applicable to common stockholders	$214	$1,068	$(379)	$582

Net income (loss) per common share, basic:
From continuing operations	$0.01	$(0.01)	$(0.01)	$(0.02)
From discontinued operations	$-	$0.04	$-	$0.04
Net income (loss) per common share	$0.01	$0.03	$(0.01)	$0.02

Net income (loss) per common share, diluted:
From continuing operations	$0.00	$(0.01)	$(0.01)	$(0.02)
From discontinued operations	$-	$0.03	$-	$0.03
Net income (loss) per common share	$0.00	$0.03	$(0.01)	$0.02

Weighted average shares
Basic	41,269,808	36,526,863	40,274,272	36,039,650
Diluted	43,263,842	38,038,940	40,274,272	37,614,510

Reconciliation of net income to EBITDA

Net income	$324	$1,350	$198	$1,766
Add: Depreciation and amortization	1,167	804	4,243	3,489
Add: Provision for income taxes	91	97	519	511
Add: Interest	141	132	565	474
EBITDA	$1,723	$2,383	$5,525	$6,240

Recconciliation of EBITDA to Adjusted EBITDA
EBITDA	$1,723	$2,383	$5,525	$6,240
Less: Income from discontinued operations	-	(1,299)	-	(1,299)
Add: Lease termination expense	-	-	780	-
Adjusted EBITDA	$1,723	$1,084	$6,305	$4,941

I-TRAX, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)

	December 31, 2007	December 31, 2006
Assets
Current assets
Cash and cash equivalents	$10,075	$6,558
Accounts receivable, net	29,450	21,704
Other current assets	943	1,526
Total current assets	40,468	29,788

Property, plant and equipment, net	4,735	3,377
Intangible assets, net	76,296	70,181
Other assets	36	41

Total assets	$121,535	$103,387

Liabilities and stockholders' equity

Current liabilities
Accounts payable	$9,895	$10,376
Credit Facility - Current	3,939	-
Accrued purchase price - current	149	-
Other accruals and liabilities	16,939	16,189
Total current liabilities	30,922	26,565

Credit Facility - long term	15,198	9,057
Accrued purchase price - long term	750	-
Other long term liabilities	5,660	2,074
Total liabilities	52,530	37,696

Stockholders' equity
Preferred Stock	0	1
Common Stock	41	35
Paid in capital	140,496	136,623
Accumulated deficit	(71,532)	(70,968)
Total stockholders' equity	69,005	65,691

Total liabilities and stockholders' equity	$121,535	$103,387